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                                                                  EXHIBIT 23.7

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Accounting Experts" and to the use of our report dated December 10, 1999 (except for the fourth paragraph of Note 5 and sixth paragraph of Note 13, as to which the date is May 22, 2000), with respect to the financial statements of Communications Telesystems International d.b.a. WORLDxCHANGE Communications included in the Registration Statement (Form S-4) and related Prospectus of World Access, Inc. for the registration of shares of its common stock expected to be filed on or about May 29, 2000.

                                        /s/ ERNST & YOUNG LLP

San Diego, California
August 25, 2000